Exhibit 10.1
EFFECTIVE DATE: SEPTEMBER 17, 2020

Settlement Agreement and Full and Final Release of All Claims
This Settlement Agreement and Full And Final Release of All Claims (the “Agreement”) is entered into between (1) certain clients of Wilson Sonsini Goodrich & Rosati (“WSGR”), who, along with their respective shareholdings of Africo Resources Limited, are listed in Exhibit A hereto and are signatories hereto (collectively, the “Identified Victims”), and who represent and warrant Exhibit A to be a true and accurate statement of their respective shareholdings in Africo Resources Limited, and (2) OZ Africa Management GP, LLC (“OZ Africa”), referred to herein collectively as the “Parties.”
WHEREAS, in an Order dated August 29, 2019, the Honorable Nicholas G. Garaufis, United States District Judge for the Eastern District of New York (the “Court”) ruled that the Identified Victims are victims under the Mandatory Victims Restitution Act (MVRA), Title 18, United States Code, Section 3663A, of the offense to which OZ Africa pled guilty in the matter captioned United States v. OZ Africa Management GP, LLC, Docket No. 1:16-cr-00515-NGG (E.D.N.Y.) (the “Criminal Case”).
NOW THEREFORE, in consideration of the Parties’ respective obligations set forth below, and subject to the conditions set forth below, the Parties hereby agree that:
1. Payment of Restitution Amount. Provided that the Court determines that: an amount not greater than $141,000,000 (the “Restitution Amount”) is the full amount of restitution for which OZ Africa is liable for paying in the Criminal Case, and so rules as part of the sentencing of OZ Africa in the Criminal Case (the “Criminal Restitution Order”), then on the day of sentencing, OZ Africa shall transfer $136,000,000 (One Hundred Thirty Six Million US Dollars) (the “Settlement Payment”), to WSGR as payment by OZ Africa to the Identified Victims fully satisfying OZ Africa’s obligations under this Agreement. The Settlement Payment shall be held by WSGR in its escrow account for ten business days after sentencing before any distribution is made to the Identified Victims. At the conclusion of that ten-day period, provided the Court has not entered an Order that OZ Africa must pay restitution above the Restitution Amount, WSGR will be free to distribute the Settlement Payment to the Identified Victims. If at any time from the execution of this Agreement through the ten-day period following sentencing the Court enters an Order that the amount OZ Africa must pay in restitution is more than the Restitution Amount, then, subject to any further agreement of the Parties hereto, this Agreement and all of the Parties’ obligations under this Agreement shall be terminated and become null and void to the same extent as if they never existed. For the avoidance of doubt, if this Agreement is terminated before the conclusion of the ten-day period after sentencing, WSGR will not distribute the Settlement Payment and will return it to OZ Africa within 24 hours of OZ Africa’s request.
2. No Challenges to Payment. OZ Africa and the Identified Victims agree that, provided the Court enters the Criminal Restitution Order consistent with Paragraph 1 above, they will not in any forum challenge: (i) the amount and appropriateness of the Settlement Payment; (ii) the status of any of the Identified Victims as victims under the MVRA; or (iii) the manner and pro -rata distribution by WSGR of the Settlement Payment to the Identified Victims. OZ Africa and the Identified Victims reserve the right to challenge or appeal any aspect of the Criminal Restitution Order that is not consistent with the provisions of this agreement.
3. Nature of Payment. The Parties agree that once the Settlement Payment is distributed by WSGR, the Settlement Payment, in its entirety, represents restitution for economic losses with respect to the Identified Victims’ ownership interest in Africo Resources Limited, which is the entirety of the loss suffered by the Identified Victims in the Criminal Case. Unless otherwise required by law, no Party shall take any position inconsistent with the preceding sentence for any applicable income tax purpose (including for purposes of Section 162(f) of the Internal Revenue Code).
4. Other Victim Claims. Should potential victims who have received notice from the Government (the “Newly Identified Victims”) come forward who account for more than $5,000,000 of potential restitution based on the number of shares reflected on the list used by the Government for such notice or such other evidence of shareholdings as the Newly Identified Victims produce when they come forward, and based on the same per-share value as each of the Identified Victim’s per-share interest in the Settlement Payment, OZ Africa reserves the right to terminate this Agreement, in which case all of the Parties’ obligations under this Agreement shall be terminated and become null and void to the same extent as if they never existed. In the event the Newly Identified Victims account for less than $5,000,000 of potential restitution, but other potential victims come forward who assert claims that when added to those Newly Identified Victims who have come forward, aggregate to more than $5,000,000 in potential restitution, the Parties will confer in good faith to determine if the Restitution Amount is likely to be exceeded, and if so, OZ Africa reserves the right to terminate this Agreement, in which case all of the Parties’ obligations under this Agreement shall be terminated and become null and void to the same extent as if they never existed.
5. Final Restitution Award at Sentencing. Should the Court at sentencing indicate that it is inclined to defer the full and final award of restitution, or any portion of it, for any period after sentencing, under Title 18, United States Code, Section 3664(d)(5) (which the parties expressly agree does not apply to this case) or otherwise, the Parties will jointly request that the Court adjourn sentencing so that the Court can enter a full and final award of restitution at sentencing on the adjourned date. In the event the Court then adjourns the sentencing at the request of the parties, this. Agreement will remain in full force and effect during that period of adjournment. If the Court does adjourn the sentencing, at the new sentencing date, if the Court enters a full and final award of restitution that is not more than the Restitution Amount, OZ Africa will make the Settlement Payment on the date of sentencing as provided for in Paragraph 1 above, and Paragraph 1 will then apply in its entirety. On the other hand, if at the new sentencing date the Court enters a full and final award of restitution that is more than the Restitution Amount, then, subject to any further agreement of the Parties hereto, this Agreement and all of the Parties’ obligations under this Agreement shall be terminated and become null and void to the same extent as if they never existed. Should the Court not adjourn the sentencing, proceed with sentencing, enter a restitution order, and provide for additional victims to come forward for a period of time beyond the sentencing date, and should the Court then Order restitution that in the aggregate is not more than the Restitution Amount, then this Agreement will remain in full force and effect, and at the end of the period prescribed by the Court, OZ Africa will make the Settlement Payment to WSGR’s escrow account as provided in Paragraph 1 hereof, which can then be distributed to the Identified Victims pursuant to the terms of paragraph 1. On the other hand, if during that additional period of time, the Court Orders that restitution be paid by OZ Africa above and beyond the Restitution Amount, then, subject to any further agreement of the Parties hereto, this Agreement and all of the Parties’ obligations under this Agreement shall be terminated and become null and void to the same extent as if they never existed.
6. Release of Claims. Upon WSGR distributing the Settlement Payment, and for good and valuable consideration, each of the Identified Victims, on behalf of themselves and their agents, heirs, executors, administrators, attorneys, representatives, successors and assigns, and in the case of any Identified Victim that is a legal entity their parents, subsidiaries, affiliates, agents, officers, directors, shareholders, employees, attorneys, representatives, successors and assigns (together, the “Victim Releasees”), and OZ Africa, on behalf of itself and its current and former agents, attorneys, representatives, successors, assigns, parents, subsidiaries, affiliates, officers, directors, shareholders, employees, members, divisions, branches, agencies, insurers, representatives, fiduciaries, trustees, administrators, authorized persons, supervisors, managers, and all related entities and their agents, including but not limited to its past and present corporate parents, (together, the “Defendant Releasees”), hereby voluntarily, irrevocably and unconditionally release and forever discharge one another from any and all liability, claims (legal, administrative, arbitration, or otherwise), defenses, causes of action, obligations, duties, penalties, attorneys’ fees, costs, damages, injuries, or liabilities of any nature whatsoever, whether based in contract, tort, breach of duty, statute, or other legal or equitable theory of recovery, whether now known or unknown, whether past, present, or future, related to, arising out of, or concerning, whether directly or indirectly, the Criminal Case or any conduct underlying the Criminal Case. The Victim Releasees and the Defendant Releasees expressly waive and relinquish all rights and benefits under any law or legal principle, of any jurisdiction, which provides that general releases do not extend to claims unknown to the Parties at the time of the release, and each of the Victim Releasees and the Defendant Releasees affirms that they have been fully advised of the significance thereof.
7. Execution and Enforceability: This Agreement will become fully binding on OZ Africa and those Identified Victims who have executed this Agreement upon the execution of this Agreement by OZ Africa and Identified Victims representing 90% of the equity interests of the Identified Victims (the “90% Signature Threshold”). After the 90% Signature Threshold is reached, WSGR will continue to use its best efforts to secure the signature of all remaining Identified Victims, and will not make any distribution to any Identified Victims who have not executed this Agreement until such Identified Victim(s) have executed this Agreement. For any Identified Victims that do not execute this Agreement within 45 days of sentencing, then subject to any Order of a court of competent jurisdiction, WSGR will return to OZ Africa the amount of the Settlement Payment attributable to those Identified Victims’ equity interest.
8. No Admissions. Nothing contained herein shall be deemed to be an admission of any sort by any Party, or an acknowledgment of the correctness of any stipulation in the Agreement, including the Settlement Payment and the Restitution Amount, and each Party agrees not to argue otherwise in the Criminal Case, including any appeal therefrom, or any other forum or dispute, except to the extent the dispute concerns the enforcement of this Agreement.
9. No Waiver. A failure by either Party to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition. Nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
10. No Other Actions. Consistent with the Release of Claims in Paragraph 6 above, the Identified Victims and OZ Africa hereby represent and warrant that they have not commenced or filed any action, complaint, grievance, demand for arbitration, lawsuit or claim of any nature concerning any subject, in any venue or forum, against any of the Releasees. The Identified Victims and OZ Africa also represent and warrant that they will not appeal, challenge or otherwise seek review, recovery or recoupment, by writ of mandamus or otherwise, of the Settlement Payment provided it is made and distributed. For the avoidance of doubt, nothing in this Agreement is intended to preclude OZ Africa from appealing or challenging any award of restitution ordered to be paid to any identified victim other than the Identified Victims.
11. Remedies. Considering the Defendant Releasees may be irreparably harmed by any breach of this Agreement by any Identified Victim, and remedies at law may be inadequate to protect the Defendant Releasees against any such actual or threatened breach of this Agreement, the Parties agree OZ Africa or any of the Defendant Releasees may seek injunctive relief, including specific performance to enjoin an action by an Identified Victim. Nothing about this paragraph is intended to limit any of the equitable or legal remedies of any of the Parties hereto.
12. Entire Agreement. This Agreement constitutes the entire agreement between and among the Parties hereto and supersedes any and all other agreements, understandings, and negotiations or discussions, either oral or in writing, expressed or implied, between and among the Parties hereto. This Agreement cannot be amended except in a writing duly executed by the Parties. This Agreement can be signed in counterparts, with each such signature page constituting a part of this Agreement.
13. Governing Law. This Agreement is made and entered into in the state of New York and shall in all respects be interpreted, enforced, and governed under the laws of said state without giving effect to conflicting laws or provisions thereof.
14. Representations. OZ Africa represents that the signatory to this Agreement is duly authorized to do so.
15. Notice. All notices under this Agreement to any Party shall be deemed to be sufficient if contained in a written document delivered in person or sent by electronic mail, nationally recognized overnight courier or personal delivery, addressed to:

If to the Identified Victims:

Michael Sommer
Morris Fodeman
Wilson Sonsini Goodrich & Rosati
130 Avenue of the Americas
New York, NY 10019
Email: msommer@wsgr.com
mfodeman@wsgr.com

If to OZ Africa:

Anirudh Bansal
Cahill Gordon & Reindel LLP
32 Old Slip
New York, NY 10005
Email: abansal@cahill.com

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
SIGNATURE PAGE TO FOLLOW

DOCKET NO. 1:16-cr-00515-NGG
SETTLEMENT AGREEMENT
AND FULL AND FINAL RELEASE OF ALL CLAIMS
SIGNATURE PAGE

OZ Africa Management GP, LLC

By: /s/ Robert Shafir
Name: Robert Shafir
Title: Authorized Person

Date: September 12, 2020

DOCKET NO. 1:16-cr-00515-NGG
SETTLEMENT AGREEMENT
AND FULL AND FINAL RELEASE OF ALL CLAIMS
SIGNATURE PAGE

Identified Victims: See Exhibit A
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